Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-184886) of Jammin Java Corp. (hereinafter referred to as the “Company”) of our report dated May 15, 2013 relating to our audits of the Company’s January 31, 2013 and 2012 financial statements, which appear in this annual report on Form 10-K of Jammin Java Corp. Our aforementioned audit report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

May 15, 2013